Parkway Properties, Inc.	FOR FURTHER INFORMATION:
188 E. Capitol Street, Suite 1000	Steven G. Rogers
Jackson, MS 39201-2136	President & Chief Executive Officer
www.pky.com	J. Mitchell Collins
(601) 948-4091	Chief Financial Officer

PARKWAY PROPERTIES, INC. REPORTS 2008 THIRD QUARTER RESULTS

Highlights
•	Sells three non-strategic assets for gross proceeds of $86.3 million and gains of $22.6 million
•	Maintains annual FFO guidance of $3.80 to $3.90 per diluted share
•	Resets common dividend to an annualized rate of $1.30 per share
•	Extends maturity date on line of credit through April 2011
•	Records approximately $640,000 in repair and clean up expense from Hurricane Ike
•	Average same-store rent per square foot increases 2.5% to $22.24

JACKSON, MISSISSIPPI – November 3, 2008 – Parkway Properties, Inc. (NYSE:PKY) today announced results for its third quarter ended September 30, 2008.

Steven G. Rogers, President and Chief Executive Officer stated, “We made good progress on our asset recycling program during the quarter, selling three assets in non-strategic areas for gross proceeds of $86.3 million, paying off one first mortgage loan and applying $62.6 million towards our line of credit. In October 2008, the Company exercised its one-year extension option on our line of credit, moving the maturity date of this facility to April 2011. The Company has decided to reduce its dividend to an annualized rate of $1.30 per share. While a difficult decision in the short-term, I believe that in the long-term it will benefit all shareholders, because it preserves capital in this challenging credit market and should continue to provide us valuable flexibility to pursue attractive investment opportunities once the market stabilizes. Additionally, we have a plan to reduce our corporate overhead, as well as certain operating expenses in order to ensure that we are prepared for a slow down in the U.S. economy.”

Consolidated Financial Results

•
Funds from operations (“FFO”) available to common shareholders totaled approximately $14.0 million, or $0.92 per diluted share, for the three months ended September 30, 2008, as compared to approximately $15.0 million, or $0.96 per diluted share, for the three months ended September 30, 2007. For the nine months ended September 30, 2008, FFO totaled $43.9 million, or $2.90 per diluted share, compared to $46.0 million, or $2.92 per diluted share for the nine months ended September 30, 2007. Included in FFO per diluted share are the following amounts (in thousands, except average rent per square foot and average occupancy):

			YTD	YTD
Description	Q3 2008	Q3 2007	2008	2007

Unusual Items:
Non-cash purchase accounting adjustment	$-	$-	$(657)	$-
Loss on extinguishment of debt	$(2,140)	$-	$(2,153)	$(370)
Hurricane Ike expense	$(640)	$-	$(640)	$-

Other Items of Note:
Lease termination fees (1)	$2,352	$68	$3,633	$616
Straight-line rent (1)	$346	$34	$978	$1,231
Amortization of above market rent (1)	$(152)	$(156)	$(537)	$(1,012)
Bad debt expense (1)	$(362)	$(4)	$(1,001)	$(167)

Portfolio Information:
Average rent per square foot (2)(3)	$22.27	$21.21	$22.04	$20.94
Average occupancy (2)(4)	91.2%	91.8%	90.9%	91.4%
Same-store average rent per square foot (2) (3)	$22.24	$21.70	$22.13	$21.55
Same-store average occupancy (2) (4)	91.1%	91.1%	90.6%	90.6%
Total office square feet under ownership (2)	13,350	13,000	13,350	13,000
Total office square feet under management (5)	15,162	14,721	15,162	14,721

(1)	These items include 100% of amounts from wholly-owned assets plus the Company’s allocable share of these items recognized from the assets held in consolidated joint ventures.
(2)	These items include total office square feet of wholly-owned assets, consolidated joint ventures and unconsolidated joint ventures.
(3)	Average rent per square foot is defined as the weighted average annual gross rental rate, including escalations for operating expenses, divided by occupied square feet.
(4)	Average occupancy is defined as average occupied square feet divided by average total rentable square feet.
(5)	Total office square feet under management includes wholly-owned assets, consolidated joint ventures, unconsolidated joint ventures and third-party management agreements at the end of the period.

•
Funds available for distribution (“FAD”) totaled approximately $7.5 million for the three months ended September 30, 2008, as compared to approximately $10.6 million for the three months ended September 30, 2007. FAD totaled $28.0 million for the nine months ended September 30, 2008, as compared to $32.3 million for the nine months ended September 30, 2007.

•
Net income available to common shareholders for the three months ended September 30, 2008, was approximately $18.5 million, or $1.22 per diluted share, as compared to net loss available to common shareholders of approximately $2.1 million, or $0.14 per diluted share, for the three months ended September 30, 2007. Net income available to common shareholders for the nine months ended September 30, 2008, was $11.6 million, or $0.76 per diluted share as compared to $15.2 million, or $0.96 per diluted share, for the nine months ended September 30, 2007. Net gains on the sale of real estate of approximately $22.6 million were included in net income available to common shareholders for the three months and nine months ended September 30, 2008. Net gains on the sale of real estate of approximately $20.3 million were included in net income available to common shareholders for the nine months ended September 30, 2007.

Asset Recycling

•
During the third quarter of 2008, the Company sold three non-strategic office properties listed below. In accordance with generally accepted accounting principles, the gains on sale and all current and prior period income have been classified to discontinued operations.

o
On July 15, 2008, the Company sold the Town Point Center, a 131,000 square foot office property in Norfolk, Virginia, for a gross sales price of $12.8 million. The Company recognized a gain on the sale of $1.6 million.

o
On August 18, 2008, the Company sold Wachovia Plaza, a 186,000 square foot office property in St. Petersburg, Florida, for a gross sales price of $26.0 million. The Company recognized a gain on the sale of $9.3 million.

o
On September 5, 2008, the Company sold Capitol Center, a 460,000 square foot office property in Columbia, South Carolina, for a gross sales price of $47.5 million. The Company recognized a gain on the sale of $11.7 million.

Operations and Leasing

•
The Company’s average rent per square foot increased 5.0% to $22.27 during the third quarter 2008 as compared to $21.21 for the third quarter 2007 and increased 5.3% to $22.04 during the nine months ended September 30, 2008, as compared to $20.94 for the nine months ended September 30, 2007. On a same-store basis, the Company’s average rent per square foot increased 2.5% to $22.24 during the third quarter 2008 as compared to $21.70 during the third quarter 2007 and increased 2.7% to $22.13 during the nine months ended September 30, 2008, as compared to $21.55 during the nine months ended September 30, 2007.

•
The Company’s average occupancy for the third quarter 2008 was 91.2% as compared to 91.8% for the third quarter 2007 and was 90.9% for the nine months ended September 30, 2008, as compared to 91.4% for the nine months ended September 30, 2007. This occupancy decline was primarily due to the sale of three assets during the third quarter of 2008, which had an average occupancy of 98.3% and the purchase of three office investments for Fund I with Ohio PERS in the first quarter 2008, which had an average occupancy of 84.6%. On a same-store basis, the Company’s average occupancy for the third quarter 2008 and 2007 was 91.1%. For the nine months ended September 30, 2008 and 2007, same-store average occupancy was 90.6%.

•
At October 1, 2008, the Company’s office portfolio occupancy was 90.4% as compared to 91.3% at July 1, 2008, and 92.3% at October 1, 2007. The occupancy decline from July 1, 2008, is primarily attributable to selling three assets during the quarter that were highly leased (average of 98.3%) and the early termination of a 45,000 square foot lease in Chicago, Illinois, in which the Company received a $1.9 million termination fee. Not included in the October 1, 2008, occupancy rate are 27 signed leases totaling 111,000 square feet, which commence in the fourth quarter of 2008 through the second quarter of 2009. Including these leases, the Company’s portfolio occupancy was 91.2% leased at October 10, 2008.

•
Parkway’s customer retention rate was 66.7% for the quarter ending September 30, 2008, as compared to 87.1% for the quarter ending June 30, 2008, and 69.8% for the quarter ending September 30, 2007. Customer retention for the nine months ended September 30, 2008 and 2007 was 71.5% and 69.3%, respectively.

•
During the third quarter 2008, 77 leases were renewed or expanded on 448,000 rentable square feet at an average rent per square foot of $21.51, representing a 4.3% increase, and at a cost of $1.80 per square foot of the lease term in annual leasing costs. Included in these leases are a 99,000 square foot renewal in Houston at a cost of $1.38 per square foot per year of the lease term and a 101,000 square foot renewal in Jacksonville at a cost of $0.26 per square foot per year of the lease term. These two leases represent 44.5% of the total renewal and expansion leases for the third quarter 2008. During the nine months ending September 30, 2008, 247 leases were renewed or expanded on 1.6 million rentable square feet at an average rent per square foot of $21.70, representing a 4.5% increase and at a cost of $2.37 per square foot per year of the lease term in annual leasing costs.

•
During the third quarter 2008, 37 new leases were signed on 161,000 rentable square feet at an average rent per square foot of $22.02 and at a cost of $3.56 per square foot of the lease term in annual leasing costs. During the nine months ending September 30, 2008, 111 new leases were signed on 372,000 rentable square feet at an average rent per square foot of $21.83 and at an average cost of $4.03 per square foot per year of the lease term in annual leasing costs.

•
On a same-store basis, the Company’s share of net operating income (“NOI”) increased $1.3 million or 4.9% for the third quarter 2008 as compared to the same period of the prior year on a GAAP basis. On a cash basis, the Company’s share of same-store NOI increased $1.1 million or 4.2% for the third quarter 2008 as compared to the same period of the prior year. The increase in same-store cash NOI is primarily attributable to an increase in same-store average rental rates of 2.5% and an increase in lease termination fees of $2.3 million, partially offset by an increase in real estate taxes of $1.6 million, an increase in utilities of $410,000 and one-time expenses incurred in connection with Hurricane Ike of approximately $640,000 for the third quarter 2008 as compared to the third quarter 2007. The Company’s share of same-store NOI for the nine months ending September 30, 2008, increased $1.2 million or 1.5% compared to the same period of 2007 on a GAAP basis and $1.4 million or 1.7% on a cash basis.

•
The Company has 13 wholly-owned and one jointly-owned property totaling 2.3 million square feet in Houston, Texas, which sustained some property damage from Hurricane Ike on September 13, 2008. The current estimate of damages for the 14 properties is now projected to be between $6.5 million to $7.5 million. The Company estimates that its insurance deductible related to these claims will be approximately $3.0 million to $3.5 million. Approximately $640,000 has been recorded during the third quarter 2008 as repair and clean-up costs, with the remainder estimated to represent capitalized costs as a component of office properties. The Company expects to record a net gain of approximately $1.0 million related to an involuntary conversion of the damaged properties. The Company intends to record this gain upon the final settlement of the hurricane claim with its insurance carrier.  All of the buildings are currently operational, with 11 of the 14 buildings in operation within five business days of the hurricane and the remaining three buildings in operation within nine business days.

Capital Structure

•
On September 30, 2008, the Company owed $180.3 million related to its $311.0 million line of credit. The Company is in compliance with all covenants under its line of credit and has no remaining debt maturities for 2008. For 2009, the Company has $21.8 million in debt maturities related to three assets in Houston, Texas. These assets are currently 97.6% leased.

•
The Company’s single asset under construction, the Pinnacle development in Jackson, Mississippi, is expected to be opened on November 27, 2008, at a total cost of $48.5 million. The Company previously pre-funded its equity and has a $37.6 million non-recourse first mortgage that is being drawn as construction is completed. The building is currently 82% pre-leased with approximately 20,000 square feet of remaining lease up to achieve a stabilized occupancy rate.

•
On October 29, 2008, the Company exercised its option to extend the maturity date of its line of credit to April 2011. The Company paid a one-time extension fee of $354,000 that will be amortized over the remaining term of the line of credit.

•
The Company's previously announced cash dividend of $0.65 per diluted share for the quarter ended September 30, 2008, represents a payout of approximately 70.3% of FFO per diluted share. The third quarter dividend was paid on September 24, 2008.

•
The Company’s Board of Directors declared a quarterly dividend of $.325 per share payable on December 24, 2008, to shareholders of record of Common Stock on December 17, 2008. The dividend will be the eighty-ninth (89th) consecutive quarterly distribution to Parkway’s shareholders of Common Stock, representing an annualized dividend rate of $1.30 per share and a yield of 7.5% based on the closing stock price on October 31, 2008.

•	The Board of Directors also declared a quarterly dividend of fifty cents ($.50) per share payable on January 15, 2009, to shareholders of record of Series D Preferred Stock on December 31, 2008.

•
At September 30, 2008, the Company’s debt-to-total market capitalization ratio was 56.7% based on a stock price of $37.86 per share as compared to 61.3% at June 30, 2008, based on a stock price of $33.73 per share and 51.8% at September 30, 2007, based on a stock price of $44.14 per share.

•
The Company’s debt coverage ratios improved in the third quarter of 2008 as compared to the second quarter of 2008. The interest coverage ratio for the third quarter was 2.50 times compared to 2.36 times for the second quarter. The fixed charge coverage ratio for the third quarter was 1.83 times compared to 1.73 times for the second quarter. The modified fixed charge coverage ratio (fixed charges before principal payments) for the third quarter was 2.27 times compared to 2.15 times for the second quarter.

•
In connection with the sale of Capitol Center on September 5, 2008, the Company extinguished the $18.1 million in first mortgage debt secured by the property and recorded debt prepayment expenses of $2.1 million as a component of interest expense in the third quarter of 2008. The mortgage had an interest rate of 8.18% and was previously scheduled to mature on September 1, 2010.

Outlook for 2008

The Company is reiterating its 2008 FFO outlook of $3.80 to $3.90 per diluted share. The reconciliation of forecasted earnings per diluted share (“EPS”) to forecasted FFO per diluted share is as follows:

Outlook for 2008	Range
Fully diluted EPS	$0.60 - $0.70
Plus: Real estate depreciation and amortization	$5.85 - $5.89
Plus: Depreciation on unconsolidated joint ventures	$0.05 - $0.05
Less: Gain on sale of real estate	$(1.49 - $1.49)
Less: Minority interest depreciation and amortization	$(1.21 - $1.25)

Revised FFO per diluted share	$3.80 - $3.90

This outlook does not include additional asset sales or asset purchases. It also does not include approximately $1.5 million of incentive compensation expense that will be recorded if the Company achieves the GEAR UP Plan goal of cumulative adjusted funds available for distribution of $7.18 per share over the three years of the Plan, which will not be known until February 2009. Revised average occupancy for 2008 is estimated to be in the range of 90.0% to 91.0%.

Outlook for 2009

Parkway will provide its 2009 earnings outlook in a separate press release on Thursday, December 11, 2008, followed by a conference call at 11:00 a.m. Eastern Time that same day. The number for the conference call is 888-632-5004. A taped replay of the 2009 earnings outlook call can be accessed 24 hours a day through December 20, 2008, at 8:00 p.m. EST by dialing 888-203-1112 and using the pass code 4614123.

GEAR UP

On January 1, 2006, the Company initiated an operating plan that is referred to as the “GEAR UP” Plan. At the heart of the GEAR UP Plan are Great People transforming Parkway through Equity Opportunities and Asset Recycling from an owner-operator to an operator-owner. Our long-standing commitment to Retain our Customers and provide an Uncompromising Focus on Operations remains steadfast. We believe that by accomplishing these goals we can deliver excellent Performance to our shareholders. Performance for the GEAR UP Plan will be measured as the sum of adjusted funds available for distribution, as defined by the Company, cumulative over the three years of the plan. The goal for cumulative adjusted FAD is $7.18 per diluted share.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 66 office properties located in 11 states with an aggregate of approximately 13.4 million square feet of leasable space as of November 3, 2008. Included in the portfolio are 21 properties totaling 3.8 million square feet that are owned jointly with other investors, representing 28.8% of the portfolio. Under the Company's GEAR UP plan, which started January 1, 2006, and ends December 31, 2008, it is the Company's strategy to transform from an owner-operator to an operator-owner. The strategy highlights the Company's strength in providing excellent service in the operation of office properties in addition to its direct ownership of real estate assets. Fee-based real estate services are offered through the Company's wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.8 million square feet for third-party owners as of November 3, 2008.

Additional Information

The Company will conduct a conference call to discuss the results of its third quarter operations on Tuesday, November 4, 2008, at 11:00 a.m. Eastern Time. The number for the conference call is 888-221-9588. A taped replay of the call can be accessed 24 hours a day through November 14, 2008, by dialing 888-203-1112 and using the pass code of 6339497. An audio replay will be archived and indexed in the investor relations section of the Company’s website at www.pky.com. A copy of the Company's 2008 third quarter supplemental financial and property information package is available by accessing the Company's website, emailing your request to rjordan@pky.com or calling Rita Jordan at 601-948-4091. Please participate in the visual portion of the conference call by accessing the Company's website and clicking on the "3Q Call" icon.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's third quarter 2008 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

Forward Looking Statement

Certain statements in this release that are not in the present or past tense or discuss the Company's expectations (including the use of the words anticipate, believe, forecast, intends or project) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; and other risks and uncertainties detailed from time to time on the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's results could differ materially from those expressed in the forward-looking statements. The Company does not undertake to update forward-looking statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30	December 31
	2008	2007
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$1,696,326	$1,551,707
Office property development	37,158	14,686
Accumulated depreciation	(271,951)	(251,791)
	1,461,533	1,314,602

Land available for sale	1,467	1,467
Mortgage loan	7,381	7,001
Investment in unconsolidated joint ventures	11,152	11,236
	1,481,533	1,334,306

Rents receivable and other assets	117,601	119,457
Intangible assets, net	83,309	70,719
Cash and cash equivalents	15,057	11,312
	$1,697,500	$1,535,794
Liabilities
Notes payable to banks	$180,316	$212,349
Mortgage notes payable	860,034	714,501
Accounts payable and other liabilities	101,129	88,496
	1,141,479	1,015,346
Minority Interest
Minority Interest - unit holders	31	34
Minority Interest - real estate partnerships	131,336	80,506
	131,367	80,540
Stockholders' Equity
8.00% Series D Preferred stock, $.001 par value, 2,400,000 shares authorized, issued and outstanding	57,976	57,976
Common stock, $.001 par value, 67,600,000 shares authorized, 15,290,403 and 15,223,350 shares issued and outstanding in 2008 and 2007, respectively	15	15
Common stock held in trust, at cost, 85,800 and 104,500 shares in 2008 and 2007, respectively	(2,914)	(3,540)
Additional paid-in capital	427,534	425,221
Accumulated other comprehensive loss	(389)	(358)
Accumulated deficit	(57,568)	(39,406)
	424,654	439,908
	$1,697,500	$1,535,794

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30
	2008	2007
	(Unaudited)
Revenues
Income from office and parking properties	$69,857	$57,322
Management company income	449	432
Total revenues	70,306	57,754

Expenses
Property operating expense	34,295	26,727
Depreciation and amortization	22,755	18,896
Management company expenses	432	343
General and administrative	2,055	1,862
Total expenses	59,537	47,828

Operating income	10,769	9,926

Other income and expenses
Interest and other income	346	90
Equity in earnings of unconsolidated joint ventures	255	234
Loss on sale of real estate and other assets	-	(3)
Interest expense	(14,843)	(12,987)

Loss before minority interest and discontinued operations	(3,473)	(2,740)
Minority interest - unit holders	-	(2)
Minority interest - real estate partnerships	2,584	1,088
Loss from continuing operations	(889)	(1,654)
Discontinued operations:
Income (loss) from discontinued operations	(2,001)	760
Gain on sale of real estate from discontinued operations	22,588	-
Net income (loss)	19,698	(894)
Dividends on preferred stock	(1,200)	(1,200)
Net income (loss) available to common stockholders	$18,498	$(2,094)

Net income (loss) per common share:
Basic:
Loss from continuing operations	$(0.14)	$(0.19)
Discontinued operations	1.37	0.05
Net income (loss)	$1.23	$(0.14)
Diluted:
Loss from continuing operations	$(0.14)	$(0.19)
Discontinued operations	1.36	0.05
Net income (loss)	$1.22	$(0.14)

Dividends per common share	$0.65	$0.65

Weighted average shares outstanding:
Basic	15,031	15,507
Diluted	15,173	15,507

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Nine Months Ended
	September 30
	2008	2007
	(Unaudited)

Revenues
Income from office and parking properties	$198,144	$173,461
Management company income	1,356	1,196
Total revenues	199,500	174,657

Expenses
Property operating expense	95,708	80,722
Depreciation and amortization	66,659	55,722
Management company expenses	1,353	887
General and administrative	6,443	5,109
Total expenses	170,163	142,440

Operating income	29,337	32,217

Other income and expenses
Interest and other income	1,020	308
Equity in earnings of unconsolidated joint ventures	802	782
Gain on sale of real estate and other assets	-	20,307
Interest expense	(44,954)	(39,342)

Income (loss) before minority interest and discontinued operations	(13,795)	14,272
Minority interest - unit holders	-	(2)
Minority interest - real estate partnerships	7,134	2,575
Income (loss) from continuing operations	(6,661)	16,845
Discontinued operations:
Income (loss) from discontinued operations	(760)	1,929
Gain on sale of real estate from discontinued operations	22,588	-
Net income	15,167	18,774
Dividends on preferred stock	(3,600)	(3,600)
Net income available to common stockholders	$11,567	$15,174

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(0.68)	$0.85
Discontinued operations	1.45	0.12
Net Income	$0.77	$0.97
Diluted:
Income (loss) from continuing operations	$(0.68)	$0.84
Discontinued operations	1.44	0.12
Net Income	$0.76	$0.96

Dividends per common share	$1.95	$1.95

Weighted average shares outstanding:
Basic	15,019	15,598
Diluted	15,154	15,773

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income (Loss)	$19,698	$(894)	$15,167	$18,774

Adjustments to Net Income (Loss):
Preferred Dividends	(1,200)	(1,200)	(3,600)	(3,600)
Depreciation and Amortization	22,755	18,896	66,659	55,722
Depreciation and Amortization - Discontinued Operations	171	798	1,873	2,352
Minority Interest Depreciation and Amortization	(5,011)	(2,799)	(14,119)	(7,474)
Adjustments for Unconsolidated Joint Ventures	200	169	555	491
Minority Interest - Unit Holders	-	2	-	2
Gain on Sale of Real Estate	(22,588)	-	(22,588)	(20,260)
Funds From Operations Available to Common Shareholders (1)	$14,025	$14,972	$43,947	$46,007

Funds Available for Distribution
Funds From Operations Available to Common Shareholders	$14,025	$14,972	$43,947	$46,007
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(116)	(116)	(297)	(347)
Adjustments for Minority Interest in Real Estate Partnerships	673	296	2,053	1,066
Straight-line Rents	(824)	(220)	(2,690)	(1,994)
Straight-line Rents - Discontinued Operations	13	(6)	61	(41)
Amortization of Above/Below Market Leases	(49)	56	198	754
Amortization of Share Based Compensation	463	387	1,381	1,114
Capital Expenditures:
Building Improvements	(1,185)	(1,892)	(3,058)	(4,824)
Tenant Improvements - New Leases	(1,500)	(616)	(4,221)	(2,310)
Tenant Improvements - Renewal Leases	(2,545)	(1,281)	(5,585)	(4,365)
Leasing Costs - New Leases	(967)	(504)	(1,765)	(884)
Leasing Costs - Renewal Leases	(510)	(508)	(2,075)	(1,908)
Funds Available for Distribution (1)	$7,478	$10,568	$27,949	$32,268

Diluted Per Common Share/Unit Information (**)
FFO per share	$0.92	$0.96	$2.90	$2.92
Dividends paid	$0.65	$0.65	$1.95	$1.95
Dividend payout ratio for FFO	70.33%	67.98%	67.24%	66.86%
Weighted average shares/units outstanding	15,174	15,658	15,155	15,774

Other Supplemental Information
Upgrades on Acquisitions	$3,043	$6,150	$12,275	$21,652
Gain (Loss) on Non Depreciable Assets	$-	$(3)	$-	$47

**Information for Diluted Computations:
Basic Common Shares/Units Outstanding	15,032	15,508	15,021	15,599
Dilutive Effect of Other Share Equivalents	142	150	134	175

(1) Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from the sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

There is not a standard definition established for FAD. Therefore, our measure of FAD may not be comparable to FAD reported by other REITs. We define FAD as FFO, excluding the amortization of restricted shares, amortization of above/below market leases and straight line rent adjustments, and reduced by non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for unconsolidated partnerships and joint ventures are included in the computation of FAD on the same basis.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income (Loss)	$19,698	$(894)	$15,167	$18,774

Adjustments to Net Income (Loss):
Interest Expense	14,659	13,059	44,647	39,242
Amortization of Financing Costs	450	315	1,322	898
Prepayment (Income) Expense - Early Extinguishment of Debt	2,140	-	2,153	370
Depreciation and Amortization	22,926	19,694	68,532	58,074
Amortization of Share Based Compensation	463	387	1,381	1,114
Gain on Real Estate and Non Depreciable Assets	(22,588)	3	(22,588)	(20,307)
Tax Expense	2	24	2	129
EBITDA Adjustments - Unconsolidated Joint Ventures	331	299	945	882
EBITDA Adjustments - Minority Interest in Real Estate Partnerships	(8,141)	(4,549)	(23,067)	(12,019)
EBITDA (1)	$29,940	$28,338	$88,494	$87,157

Interest Coverage Ratio:
EBITDA	$29,940	$28,338	$88,494	$87,157

Interest Expense:
Interest Expense	$14,659	$13,059	$44,647	$39,242
Capitalized Interest	258	78	601	115
Interest Expense - Unconsolidated Joint Ventures	128	128	382	383
Interest Expense - Minority Interest in Real Estate Partnerships	(3,061)	(1,705)	(8,750)	(4,428)
Total Interest Expense	$11,984	$11,560	$36,880	$35,312

Interest Coverage Ratio	2.50	2.45	2.40	2.47

Fixed Charge Coverage Ratio:
EBITDA	$29,940	$28,338	$88,494	$87,157

Fixed Charges:
Interest Expense	$11,984	$11,560	$36,880	$35,312
Preferred Dividends	1,200	1,200	3,600	3,600
Principal Payments (Excluding Early Extinguishment of Debt)	3,231	3,711	10,481	11,770
Principal Payments - Unconsolidated Joint Ventures	14	13	40	37
Principal Payments - Minority Interest in Real Estate Partnerships	(78)	(83)	(250)	(229)
Total Fixed Charges	$16,351	$16,401	$50,751	$50,490

Fixed Charge Coverage Ratio	1.83	1.73	1.74	1.73

Modified Fixed Charge Coverage Ratio:
EBITDA	$29,940	$28,338	$88,494	$87,157

Modified Fixed Charges:
Interest Expense	$11,984	$11,560	$36,880	$35,312
Preferred Dividends	1,200	1,200	3,600	3,600
Total Modified Fixed Charges	$13,184	$12,760	$40,480	$38,912

Modified Fixed Charge Coverage Ratio	2.27	2.22	2.19	2.24

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$29,940	$28,338	$88,494	$87,157
Amortization of Above Market Leases	(49)	56	198	754
Amortization of Mortgage Loan Discount	(131)	-	(380)	-
Operating Distributions from Unconsolidated Joint Ventures	194	232	855	902
Interest Expense	(14,659)	(13,059)	(44,647)	(39,242)
Prepayment Expense - Early Extinguishment of Debt	(2,140)	-	(2,153)	(370)
Tax Expense	(2)	(24)	(2)	(129)
Change in Deferred Leasing Costs	(1,833)	(1,012)	(6,527)	(2,792)
Change in Receivables and Other Assets	(6,335)	(4,926)	3,559	(7,360)
Change in Accounts Payable and Other Liabilities	6,729	7,578	1,896	8,749
Adjustments for Minority Interests	5,557	3,463	15,933	9,446
Adjustments for Unconsolidated Joint Ventures	(586)	(533)	(1,747)	(1,664)
Cash Flows Provided by Operating Activities	$16,685	$20,113	$55,479	$55,451

(1) Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands, except number of properties data)

					Average
			Net Operating Income		Occupancy
	Number of	Percentage
	Properties	of Portfolio (1)	2008	2007	2008	2007

Same-store properties (2):
Wholly-owned	45	75.34%	$26,792	$25,278	91.0%	90.6%
Parkway Properties Office Fund LP	10	12.82%	4,558	4,773	92.3%	94.3%
Other consolidated joint venture	1	1.23%	438	617	88.2%	87.6%
Total same-store properties	56	89.39%	31,788	30,668	91.1%	91.1%
2007 acquisitions	1	0.21%	73	65	72.2%	N/A
2008 acquisitions	3	10.45%	3,718	-	84.8%	N/A
Office property development	-	-0.05%	(16)	(25)	N/A	N/A
Assets sold	-	0.00%	(1)	(113)	N/A	N/A
Net operating income from
office and parking properties	60	100.00%	$35,562	$30,595

(1) Percentage of portfolio based on 2008 net operating income.

(2) Parkway defines Same-Store Properties as those properties that were owned for the entire three-month periods ended September 30, 2008 and 2007 and excludes properties classified as discontinued operations. Same-Store net operating income ("SSNOI") includes income from real estate operations less property operating expenses (before interest and depreciation and amortization) for Same-Store Properties. SSNOI as computed by Parkway may not be comparable to SSNOI reported by other REITs that do not define the measure exactly as we do. SSNOI is a supplemental industry reporting measurement used to evaluate the performance of the Company's investments in real estate assets. The following table is a reconciliation of net income to SSNOI:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Net Income (loss)	$19,698	$(894)	$15,167	$18,774
Add (deduct):
Interest expense	14,843	12,987	44,954	39,342
Depreciation and amortization	22,755	18,896	66,659	55,722
Management company expenses	432	343	1,353	887
General and administrative expenses	2,055	1,862	6,443	5,109
Equity in earnings of unconsolidated joint ventures	(255)	(234)	(802)	(782)
(Gain) loss on sale of real estate and other assets	-	3	-	(20,307)
Minority interest - unit holders	-	2	-	2
Minority interest - real estate partnerships	(2,584)	(1,088)	(7,134)	(2,575)
(Income) loss from discontinued operations	2,001	(760)	760	(1,929)
Gain on sale of real estate from discontinued operations	(22,588)	-	(22,588)	-
Management company income	(449)	(432)	(1,356)	(1,196)
Interest and other income	(346)	(90)	(1,020)	(308)
Net operating income from office and parking properties	35,562	30,595	102,436	92,739
Less: Net operating (income) loss from non same-store properties	(3,774)	73	(10,925)	(2,154)
Same-store net operating income	$31,788	$30,668	$91,511	$90,585